Exhibit 10.11


February 20, 2001


Joseph F. Bombara
11419 NE 86th St.
Kirkland, WA  98033

Dear Joe:

I am delighted that you will soon be joining the Senior Management Team of Cost-U-Less, Inc. (CUL). This letter will confirm discussions regarding our offer of employment to you as Vice President of Merchandising and Marketing reporting to the President. As agreed, your annualized salary will be $170,000.00 paid in 27 bi-weekly increments. You will be eligible to participate in the CUL bonus plan. Your targeted incentive opportunity will be up to ten percent of your base annual salary. Any awards paid under the plan for 2001 will be prorated based on your start date.

You will receive a grant of shares of non-qualified stock options in CUL which will vest in three installments of 25,000 grants per installment. The first installment will be granted following our Annual Shareholder's Meeting scheduled for May 8, 2001; the second installment on your first anniversary of employment and your third installment of 25,000 options on your second anniversary of your employment.

You will be eligible for four weeks vacation your first year of employment.

As a CUL employee, you will be eligible to participate in a full array of benefits including medical, dental, life insurance as well as an employee funded plan that includes both short and long term disability. You will also be eligible to participate in the 401(k) plan on the enrollment date that coincides with, or immediately follows, your employment date. The Company's 401(k) plan will accept rollovers from other qualified plans. Diane Growden at 425-222-5022 ext. 122, will provide guidance regarding rollovers into the plan.

Because this position will require that you occasionally travel to our stores, we will pay all reasonable expenses associated with travel as required as well as lodging expense, meals and transportation as per our travel policy.

Your start date with CUL will be Monday, February 26, 2001.

Joseph F. Bombara
February 20, 2001


You shall devote all of your time, attention, knowledge, and skill solely and exclusively to the business and interests of CUL and CUL shall be entitled to all benefits, emoluments, profits, or other issues arising from or incident to any and all work, services, and advice from you. You expressly agree that during your term of employment that you will not be interested, directly or indirectly, in any form, fashion, or manner, as partner, officer, director, stockholder, advisor, employee or in any other form or capacity, in any other business similar to CUL's business or any allied trade, except that nothing herein contained shall be deemed to prevent or limit your right to invest any of your surplus funds in the capital stock or other securities of any corporation whose stock or securities are publicly owned or are regularly traded on any public exchange, nor shall anything herein contained be deemed to prevent you from investing or limiting your right to invest your surplus funds in real estate.


You will not at any time, in any fashion, form or manner, either directly or indirectly divulge, disclose, or communicate to any person, firm, or corporation in any manner whatsoever any information of any kind, nature, or description concerning any matters affecting or relating to the business of CUL, including, without limitation, the names of any of its customers, the prices it obtains or has obtained, or where it sells or has sold its products, or any other information concerning the business of CUL, its manner of operation, or its plans, processes, or other data of any kind, nature, or description without regard to whether any or all of the foregoing matters would be deemed confidential, material or important. It is hereby stipulated that between them the foregoing matters are important, material, and confidential, and gravely affect the effective and successful conduct of CUL's business, and its good will and that any breach of the terms of this section is a material breach of this agreement.

If this offer accurately reflects prior discussions, kindly sign the original copy and return it to me at your earliest convenience.

Sincerely yours,

/s/ J. Jeffrey Meder
                                         /s/ Joseph F. Bombara
J. Jeffrey Meder                         _______________________________________
President and Chief Executive Officer    I understand the information and
                                         job offer outlined above and
                                         accept this offer of employment.